Exhibit 99.4
February 5, 2009
Raj Nathan
SVP & Chief Marketing Officer
(Delivered by hand)
Dear Raj:
This is to inform you of your 2009 compensation as approved by the Sybase, Inc. Compensation Committee:
1.	Cash Compensation (effective January 1, 2009)
7.	Annual base salary: $402,031

8.	Incentive bonus target: $281,422

9.	Total target cash compensation (TTC): $683,453
The terms of the incentive bonus are set out in the Executive Leadership Team Incentive Plan.
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year service vest)
•	20,000 options
(b)	Restricted Stock Grant (3-year cliff vest)
•	5,000 shares
(c)	Restricted Stock Grant (1-year performance period; 3-year cliff vest)
•	15,000 shares
The vesting terms are set out in the relevant equity award grant agreement.
I also want to take this opportunity to thank you for your contributions in 2008. I look forward to your support and contributions in 2009.
Sincerely
/s/ John S. Chen
John S. Chen
Chairman, CEO, and President
cc HR file